Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 14, 2015, with respect to the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements of Coca-Cola Erfrischungsgetränke Aktiengesellschaft, included in the Registration Statement Form F-4/A of Coca-Cola European Partners Limited.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Annette Laufenberg	/s/ Dr. Ingo Röders
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Berlin, Germany

January 28, 2016